Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of C1 Financial, Inc. on Form S-1 of our report dated February 20, 2015 on the consolidated financial statements of C1 Financial, Inc. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

August 4, 2015